Exhibit 10.15

Penumbra, Inc.
2401 Merced Street
Suite 200
San Leandro, CA 94577
Phone: (510) 618-3200
Fax: (510) 618-3232

December 18, 2007

Ms. Lynn Rothman

Re:	Employment Agreement

Dear Lynn:

On behalf of Penumbra, Inc. (“Company”), I am pleased to offer you employment in the position of Director of Human Resources, reporting to Adam Elsesser. This letter sets out the terms of your employment with the Company, which will start on January 2, 2008.

Initially, you will work part-time, approximately 20 hours per week. Upon mutual agreement at any time after your start date, your part-time status will change permanently to full-time status. During the part-time portion of your employment, you will be paid $3,365.38 every two weeks, which equals $87,500 per year, less applicable tax and other withholdings. When your status changes to full-time, you will be paid $6,730.77 every two weeks, which equals $175,000 per year, less applicable tax and other withholdings. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 4 hours in a workday or 20 hours in a workweek when you are part-time, or 8 hours in a workday or 40 hours in a workweek when you are full-time.

During the part-time portion of your employment, you will not be eligible to participate in Company fringe benefit plans. When your employment status becomes full-time, you will be eligible to participate in various Company fringe benefit plans, in accordance with the Company’s benefit plan requirements. You will also be eligible to participate in any incentive compensation plan that may be established by the Company during your employment.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 50,000 shares of Company common stock under the Company’s stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of four years, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, positions, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) under AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from the Company. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Lynn, we look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

PENUMBRA, INC.

By:	/s/ Adam Elsesser
Adam Elsesser
CEO

I agree to and accept employment with Penumbra on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: 12/19, 2007	/s/ Lynn Rothman
Lynn Rothman